COMMON STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of May 7, 2010, by and among Huiheng Medical, Inc., a Nevada corporation (“Buyer”), Three Arch Capital, L.P., TAC Associates, L.P., Three Arch Partners IV, L.P., and Three Arch Associates IV, L.P. (each a “Seller” and collectively, the “Sellers”).

Sellers own all of the shares of common stock, par value $0.01 per share (the “Common Stock”), of Portola Medical, Inc., a Delaware corporation (the “Company”), and Sellers desire to sell all of such shares to Buyer, and Buyer desires to purchase all of such shares from Sellers pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.   Purchase and Sale of Stock.  At the Closing and upon the terms and conditions set forth in this Agreement, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the number of shares of Common Stock set forth opposite each Seller’s name on Schedule I hereto (the “Shares”) for $2,600 per Share, for an aggregate purchase price of $260,000.  Buyer’s agreement to purchase the Shares owned by each of the Sellers are deemed separate sales.

2.   Closing.  Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Shares hereunder (the “Closing”) shall occur at such place and on such date as is mutually agreeable to Buyer and Sellers.  At the Closing, Sellers shall deliver to Buyer a stock certificate or certificates representing the Shares to be sold by each Seller, registered in Buyer’s name or accompanied by duly executed stock assignments, free and clear of all Encumbrances (as defined below) and Buyer shall deliver to each Seller the applicable purchase price for the Shares purchased from each Seller as set forth on Schedule I by cashier’s or certified check, delivery of cash or by wire transfer of immediately available funds to a bank account designated in writing by the applicable Seller.

3.   Closing Conditions.

(a)   The obligation of Sellers to sell, transfer and assign the Shares to be sold to Buyer hereunder is subject to the representations and warranties contained in paragraph 5 hereof being true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b)   The obligation of Buyer to purchase the Shares from Sellers is subject to the representations and warranties contained in paragraph 4 being true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

4.   Representations and Warranties of Sellers.  Each of the Sellers, severally and not jointly, represent and warrant to Buyer as follows:

(a)   Organization and Qualification of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, the jurisdiction of its incorporation. The Company has the corporate power to own, lease and operate its assets and properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). The Sellers have delivered a true and correct copy of the Company’s Certificate of Incorporation and bylaws, as amended to date, to Buyer or its counsel.  Such Certificate of Incorporation and bylaws are in full force and effect and the Company is not in violation of any of the provisions of such Certificate of Incorporation and bylaws.  For purposes of this Agreement, the term “Material Adverse Effect” means, when used in connection with any person (including any individual or entity), any change, event, circumstance, effect, violation or inaccuracy, individually or when aggregated with other changes that is materially adverse to the business, operations, assets (including intangible assets), capitalization, financial condition or results of operations of such person taken as a whole.

(b)   Subsidiaries.  The Company does not have and has never had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

(c)   Minute Books.  The minute books of the Company, made available to Buyer or its counsel, are the only minute books of the Company and contain an accurate summary in all material respects of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

(d)   Capitalization. The authorized capital stock of the Company consists of 100 shares of Common Stock, par value $0.01 per share, of which 100 shares were issued and outstanding as of the Closing. All of such shares of capital stock have been duly authorized for issuance, and all of such shares which are issued and outstanding have been validly issued and are fully paid, nonassessable and free of any and all Encumbrances. There are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement. There are no shareholder agreements, voting agreements or voting trusts relating to any shares of capital stock of the Company.

(e)   Ownership.  All of the Shares are owned of record and beneficially by the Sellers in the amounts set forth on Schedule I, and Sellers have good and marketable title to such Shares, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever (“Encumbrances”).  All the Shares are validly issued, fully paid and nonassessable.  Upon consummation of the transactions contemplated by this Agreement and transfer of the Shares in the name of Buyer in the stock records of the Company, Buyer will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances.

       (f)    Investment Experience.  Each of the Sellers has experience as an investor in  securities of public and private companies and acknowledges that it has such knowledge and experience in financial  or business matters, that it is capable of evaluating  the merits and risks of entering into this Agreement, and that is an "accredited  investor" as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

       (g)   Authorization.  The execution and performance of this Agreement have been duly authorized by all necessary action on behalf of each Seller, and this Agreement has been duly authorized, executed and delivered by each Seller and constitutes a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

       (h)   Conflicts.  The execution, delivery and performance of this Agreement by each Seller does not conflict with, violate or result in the breach of, or create any Encumbrance on such Seller’s Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any Seller is a party or is subject or by which any Shares are bound, except for federal and state securities laws.

       (i)   Governmental Consents. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

       (j)   Non-Contravention. The execution, delivery and performance of this Agreement and the Amendment by the Company, and the consummation by the Company of the transactions contemplated hereby or thereby, do not: (i) contravene or conflict with the Company's Certificate of Incorporation or its bylaws; (ii) to Seller’s knowledge, constitute a violation of any provision of any federal, state, local or foreign law or rule, regulation or requirement binding upon or applicable to the Company; or (iii) to Seller’s knowledge, constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company or any of its subsidiaries is entitled under, or result in the creation or imposition of any Encumbrances on any assets of the Company under, any contract to which the Company is a party or any permit, license or similar right relating to the Company or by which the Company may be bound or affected.

       (k)   Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Seller’s knowledge, threatened: (i) against the Company, or any of its respective activities, properties or assets, or any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company; or (ii) against the Company or any of its respective activities, properties or assets, or any officer, director or employee of the Company that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

       (l)   Assets.  Attached hereto on Schedules II and IIA is a complete and accurate list of all of the Company’s assets (the “Assets”).

       (m)   Intellectual Property.  Schedule IIA contains a complete and accurate list of all patents and patent applications owned by the Company (“Intellectual Properties”). As of the date of this Agreement, except as set forth on Schedule IIA, there are no actions that must be taken by the Company within sixty (60) days of the Closing that, if not taken, will result in the loss of any of the Company’s intellectual property rights, the loss of which would have a  Material Adverse Effect, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any of the Company intellectual property rights. The Company has not brought any action, suit or proceeding for infringement of the Company intellectual property rights or breach of any license or agreement involving the Company intellectual property rights against any third party and does not currently have any plans to do so.  The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any of Intellectual Properties. Except for assignments for United States Continuation Application No. 12/557,040, which assignments have been requested, the Company has secured valid written assignments from all consultants, contractors, agents, employees and other parties who contributed to the creation or development of the Intellectual Properties.

       (n)   Licenses.  The Company is not currently subject (whether as licensor or licensee) to any licenses or agreement to any material portion of the Assets utilized by the Company. The Company is not obligated to pay any royalties or other payments to third parties under any outstanding license or agreement with respect to the “Business” as that term is defined in the Asset Purchase Agreement dated March 25, 2009 (“Asset Purchase Agreement”), between North American Scientific, Inc. (“NASI”) and the Company.

       (o)   Contracts and Agreements. Except for the storage facility, the Company is not a party to or bound by nor are any of its properties and assets subject to any contract, instrument, lease, license, agreement, guaranty, commitment or undertaking.

       (p)   Compliance with Law.  The Company is in material compliance with all applicable statutes, laws, regulations and executive orders which are necessary to carry on the Business. The Company owns the 510(k) clearance attached hereto as Schedule III and has not previously transferred or licensed such 510(k) clearance to any other third party. To Sellers' knowledge, the 510(k) clearance attached hereto as Schedule III covered the breast brachytherapy product used by NASI in human clinical trials.

       (q)   Business Restrictions.  There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of any assets or properties (tangible or intangible) by the Company or the conduct of Business by the Company.

(r)   Title to Property and Assets. The Assets owned by the Company are owned by the Company free and clear of all Encumbrances.

(s)   Tax Matters. There have been no examinations or audits of any of the Company's tax returns or reports by any federal, state or local governmental agency having jurisdiction over the Company. The Company has filed all federal, state, county and local tax returns required to have been filed by them and paid, or made provision for, all taxes shown to be due on such returns except such taxes which are being contested in good faith by the Company. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(t)   Warranty and Product Liability.  Since inception, the Company has not experienced any warranty or product liability claims.

(u)   Employees; Employee Plans. The Company does not have and has never had any employees. The Company is not a party to or bound by any employment, consulting, or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock purchase, or incentive plan or agreement.

(v)   Company Financial Statements.  Attached hereto on Schedule IV are the Company’s unaudited balance sheet, statement of operations and cash flows, as of the fiscal year ended December 31, 2009, and an unaudited balance sheet as of April 30, 2010 (the “Financial Statements”).   The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated, except that the unaudited Financial Statements do not contain all footnotes required by generally accepted accounting principles.  The Financial Statements are correct in all material respects, are in accordance with the books and records of the Company, and present fairly the financial condition and operating results of the Company as of the date and during the period indicated therein.   The Company does not have any liabilities, indebtedness, obligation, expenses, claim, deficiency, guaranty or endorsement of any type whether accrued, absolute, matured, unmatured, contingent or otherwise, that are not reflected on the Financial Statements except obligations under contracts and commitments incurred in the ordinary course of business which are note material and which are not required under generally accepted accounting principles to be reflected in the Financial Statements.

(w)   Company Operations.  Since May 12, 2009, the Company has not had any material operations or engaged in any material business activities, except as related to maintaining its assets, including payments for storage of such assets located at 20292 Cooks Bay Drive, Lake Forest, CA 92630 (“Storage Unit”).

(x)   Preservation of Records.  As of the Closing, all of the Books and Records (as defined in Asset Purchase Agreement) of NASI as required to be maintained by the Company pursuant to the Asset Purchase Agreement is currently stored at 20292 Cooks Bay Drive, Lake Forest, CA 92630.

(y)   Clinical Trials.  Schedule V contains the complete and accurate list of the sites where NASI’s clinical trails were conducted and the names and contact information for each clinical investigator.

(z)   Certain Payments. The Company has not used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds.

(aa)     Brokers and Finders. The Company and the Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or any of the transactions contemplated hereby.

5.   Representations and Warranties of Buyer.  Buyer represents and warrants to each Seller as follows:

(a)   Authorization.  The execution and performance of this Agreement have been duly authorized by all necessary action on the part of Buyer, and this Agreement when executed and delivered shall constitute a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

(b)   Financing. As of the Closing, Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to pay for the Shares as contemplated hereby in accordance with the terms set forth herein.

(c)   Investment Representations.  Buyer is purchasing the Shares for investment purposes and is not purchasing the Shares with a view to the public sale or distribution of any part thereof, and Buyer has no present intention of selling, granting participation in, or otherwise distributing the Shares in violation of any federal or state securities laws.  Buyer has been given access to all information regarding the Company that it has requested from Sellers.  Buyer is capable of evaluating and has evaluated the merits and risks of its purchase of the Shares and is able to bear the economic risk of its investment in the Shares.  Buyer recognizes that it must bear the economic risk of the investment represented by its purchase of the Shares for an indefinite period.  Buyer understands that the Shares have not been registered under the Securities Act of 1933 on the basis that the sale provided for in this Agreement is exempt pursuant to Sections 4(1) and 4(2) of the Act and that the reliance of Sellers on such exemptions is predicated upon Buyer’s representations set forth herein.  Buyer is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall submit to the Company and the Seller’s such further assurances of such status as may be reasonably requested by the Company and the Sellers.

6.   Conduct of Business of the Company Prior to Closing.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except (i) to the extent necessary to comply with the obligations of the Seller’s under this Agreement, (ii) as reasonably necessary to ensure that the Company and the Sellers comply with applicable laws and regulations, or (iii) as consented to in writing by Buyer (which consent shall not be withheld or delayed if withholding or delaying such consent would be unreasonable), the Sellers shall cause the Company not to:

(a)   Amend its Certificate of Incorporation or bylaws;

(b)   conduct any business or engage in any activities other than activities related to the closing of the transactions contemplated by this Agreement;

(c)   (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or (iii) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock;

(d)   issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

(e)   become a party to or become bound by or agree to become a party to or become bound by any contract, instrument, lease, license, agreement, commitment or undertaking;

(f)   incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others; or

(g)   hire any employees or independent contractors.

7.   Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) The Sellers shall have delivered to the Buyer evidence of the adoption of resolutions of the Company authorizing and approving the transactions contemplated by this Agreement as required by law to complete such transactions as contemplated.

(b) The Company shall have received and accepted the written resignations of all of its directors, effective as of the Closing, and appoint Mssrs. Hui Xiaobing, Richard Shen, and Mr. Cui Zhi, as the directors of the Company, effective as of the Closing.

(c) The Company shall have received and accepted the written resignations of all of its officers, effective as of the Closing, and appoint the following individuals as its officers, effective as of the Closing:

Hui Xiaobing	Chairman
Richard Shen	Chief Executive Officer, Chief Financial Officer, and Secretary
Cui Zhi	Chief Operating Officer and Chief Technology Officer

(d) Sellers shall have provided the Buyer with an inventory of all Books and Records located at the Storage Unit.

(e) Sellers shall have provided the Buyer evidence that all inventors’ assignements necessary to transfer ownership of the Intellectual Properties to the Company has been filed with the United States Patent and Trademark Office.

8.   Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the Closing hereunder.

9.   Public Announcements.  Neither the Company nor any Sellers shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the transactions contemplated by this Agreement or this Agreement prior to the consultation with and written approval of the Buyer, except as may be required by law.

10.   Indemnification.  Sellers shall severally (and not jointly) indemnify Buyer and hold Buyer harmless against and in respect of any and all losses, liabilities, damages, obligations, claims, encumbrances, costs and expenses (including, without limitation, costs of suit and attorneys’ fees and expenses) incurred by Buyer resulting from any breach of any representation, warranty, covenant or agreement made by Sellers herein or in any instrument or document delivered to Buyer pursuant hereto.

11.   Complete Agreement.  This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof.

12.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

13.   Further Assurances.  After the Closing, as and when requested by Buyer, Sellers shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as Buyer may deem necessary or desirable in order to transfer the Shares to Buyer and to carry out fully the provisions and purposes of this Agreement.

14.   Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Buyer and Sellers and their respective successors and assigns.

15.   Amendment.    This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties.

16.   Governing Law.  This Agreement and all matters arising out of or relating to this Agreement shall be governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

17.   Termination.  This Agreement shall terminate and be of no further force or effect if the Closing does not occur on or before the date two weeks after the first date written above.

*    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                        SELLERS:

Three Arch Capital, L.P. By TAC Management, L.L.C., its general partner
By: ___________________________ Managing Member

TAC ASSOCIATES, L.P. By TAC Management, L.L.C., its general partner
By: __________________________ Managing Member

Three Arch Partners IV, L.P. By Three Arch Management IV, L.L.C, its general partner
By: __________________________ Managing Member

Three Arch Associates IV, L.P. By Three Arch Management IV, L.L.C, its general partner
By: __________________________ Managing Member

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                                              BUYER:

Huiheng Medical, Inc., a Nevada Corporation

By: __________________________
Name: __________________________ Title: __________________________